Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers”,  “Financial Highlights”, and “Representations and Warranties” in the Combined Information Statement/Prospectus included in this Registration Statement (Form N-14) of AltShares Trust, and to the incorporation by reference of our report dated July 28, 2020 on the financial statements and financial highlights of Water Island Long/Short Fund, included in the Annual Report to Shareholders for the fiscal year ended May 31, 2020, in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 3, 2021